                                                                     EXHIBIT 3.1

                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                            EXPRESSJET HOLDINGS, INC.

                   (ORIGINALLY INCORPORATED ON AUGUST 30, 1996

                  UNDER THE NAME CONTINENTAL RESERVATIONS INC.)

                  ONE: The name of the corporation is ExpressJet Holdings, Inc. (hereinafter referred to as the "Corporation").

                  TWO: The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the registered agent of the Corporation at that address is The Corporation Trust Company.

                  THREE: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the "GCL").

                  FOUR: The total number of shares of all classes of stock which the Corporation shall have authority to issue is 210 million, consisting of 200 million shares of Common Stock, par value one cent ($.01) per share (the "Common Stock"), and 10 million shares of a class of Preferred Stock, par value one cent ($.01) per share (the "Preferred Stock").

                  SECTION 1. PREFERRED STOCK. The Board of Directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware (such certificate being hereinafter referred to as a "Preferred Stock Designation"), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions thereof.


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The number of authorized shares of Preferred Stock may be increased or decreased
(but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the Common Stock, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any Preferred Stock Designation.

                  A. Special Voting Preferred Stock.

                         (i) There is hereby authorized a series of Preferred
Stock designated Special Voting Preferred Stock (the "Special Voting Preferred Stock"). The number of shares constituting this series shall be one.

                         (ii) The special rights, preferences and powers of the
Special Voting Preferred Stock and the qualifications, limitations and restrictions thereof, shall be as set forth in this Subsection A of Section 1 of this Article Four. Except as set forth in this Subsection A or as otherwise required by law, the Special Voting Preferred Stock shall have no special rights, preferences or powers.

                         (iii) Special Voting Rights.

                         (1) Election of Directors.

                              (a) So long as the share of Special Voting
Preferred Stock is Beneficially Owned (as defined in Article Eight hereof) by a Permitted Holder (as defined in this Subsection A), the holder of the Special Voting Preferred Stock shall be entitled to elect the number of directors to the Board of Directors of the Corporation (the "SVPS Directors") set forth below based upon the percentage of outstanding shares of Common Stock Beneficially Owned by the Permitted Holder:


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

              Number of Directors          Percentage of Outstanding Shares
              -------------------                 of Common Stock
                                           --------------------------------
                       5                     50% or more
                       4                     40% or more but less than 50%
                       3                     30% or more but less than 40%
                       2                     20% or more but less than 30%
                       1                     10% or more but less than 20%


                              (b) Upon the earlier of the public announcement or
public disclosure of facts (such earlier date, the "Announcement Date") by Continental Airlines, Inc., a Delaware corporation, or any successor thereto (whether by merger, acquisition of substantially all of the assets thereof or otherwise) ("Continental Airlines"), that the Permitted Holder no longer Beneficially Owns a percentage of the outstanding shares of Common Stock that would entitle the holder of the Special Voting Preferred Stock to elect the number of SVPS Directors then serving on the Board of Directors, the holder of the Special Voting Preferred Stock shall only be entitled to elect that number of SVPS Directors corresponding to the percentage of the outstanding shares of Common Stock Beneficially Owned by the Permitted Holder as set forth in this Subsection A. Within twenty days after the Announcement Date, the holder of the Special Voting Preferred Stock shall notify the Corporation, in writing, of the name of the director or directors (the "Selected Director or Directors") whose term of office shall terminate as provided herein; provided, that if no such notification shall have been made within such twenty-day period, the Board of Directors shall determine the director or directors whose term shall so terminate. Each SVPS Director in office on the Announcement Date shall continue in office, and his or her term of office shall not terminate, until the earlier of the receipt by the Corporation from the holder of the Special Voting Preferred Stock of the notification of the Selected Director or Directors or the determination by the Board of Directors of the director or directors whose



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terms shall so terminate as described above. For purposes of this Subsection A,
"Permitted Holder" shall mean Continental Airlines and its Controlled Affiliates (as defined in Subsection D of Article Five).

                              (c) Upon a reduction in the number of SVPS
Directors that the holder of the Special Voting Preferred Stock is entitled to elect as provided in (b) above, the number of SVPS Directors that the holder of the Special Voting Preferred Stock is entitled to elect may not thereafter be increased, either as a result of the acquisition by a Permitted Holder of Beneficial Ownership of additional shares of Common Stock or otherwise.

                              (d) Each SVPS Director shall serve until the
earlier of his or her death, resignation, removal or the termination of his or her term of office as provided herein. Any vacancy among the SVPS Directors shall be filled by the vote of a majority of the SVPS Directors remaining in office or, if there are none, by the holder of the Special Voting Preferred Stock. SVPS Directors may be removed (i) without cause only by the holder of the Special Voting Preferred Stock and (ii) for cause only upon the vote of the holders of 80% of the outstanding shares of Common Stock.

                              (e) For so long as the holder of the Special
Voting Preferred Stock is entitled to elect at least one SVPS Director as provided in (b) above, the Corporation shall not, without the affirmative vote of the holder of the Special Voting Preferred Stock, appoint an executive committee of the Board of Directors (or any other committee, however named, having substantially similar power and authority) or any other committee of the Board of Directors having power or authority with respect to budgeting, capital expenditures, or strategic or operational matters, unless one SVPS Director shall be appointed as a member of such committee of the Board of Directors. No meeting of any such committee shall be held unless the



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

SVPS Director who is a member of such committee is present in person or in the manner contemplated by the GCL and participating at such meeting.

                         (2) Other Voting Rights.

                              (a) The Common Stock shall not be reclassified,
changed, converted, altered or amended (other than through a stock split, stock dividend, subdivision or combination of shares) without the affirmative vote of the holder of the Special Voting Preferred Stock, voting as a separate class.

                              (b) This Restated Certificate of Incorporation
shall not be amended, altered or repealed (whether by merger, consolidation or otherwise) so as to affect adversely the holder of the Special Voting Preferred Stock without the affirmative vote of the holder of the Special Voting Preferred Stock, voting as a separate class.

                              (c) This Subsection A, Section 2 of this Article
Four, Subsection E of Article Five, and the first sentence of Subsection A of Article Six hereof shall not be amended, altered or repealed (whether by merger, consolidation or otherwise) without the affirmative vote of the holder of the Special Voting Preferred Stock, voting as a separate class.

                              (d) The only stockholder approval required for any
amendment, alteration or repeal of the rights, preferences and powers of the Special Voting Preferred Stock as set forth in this Subsection A (including the right set forth in this subparagraph (d)), shall be the affirmative vote of the holder of the Special Voting Preferred Stock and no other stockholder vote shall be required or permitted.

                         (iv) Redemption. From and after such time as the holder
of the Special Voting Preferred Stock shall no longer be entitled to elect any SVPS Directors, the Corporation shall be entitled to redeem the share of Special Voting Preferred Stock for a redemption price of $1.00.

                         (1) Notice of redemption of the Special Voting
Preferred Stock shall be sent by or on behalf of the Corporation, by first class mail, postage prepaid, to the holder of the Special Voting Preferred Stock at its address as it shall appear on the records of the Corporation, (i) notifying such holder of the redemption of the Special Voting Preferred Stock and (ii) stating the place at which the certificate evidencing the Special Voting Preferred Stock shall be surrendered. The Corporation shall act as the transfer agent for the Special Voting Preferred Stock.

                         (2) From and after the notice of redemption having been
duly given, and the redemption price having been paid or irrevocably set aside for payment, the Special Voting Preferred Stock shall no longer be, or be deemed to be, outstanding for any purpose, and all rights, preference and powers (including voting rights and powers) of the holder of the Special Voting Preferred Stock shall automatically cease and terminate, except the right of the holder thereof, upon surrender of the certificate for the Special Voting Preferred Stock, to receive the redemption price.

                         (v) Reacquired Shares. If the share of Special Voting
Preferred Stock is purchased, redeemed or otherwise acquired by the Corporation, it may not thereafter be reissued and the Corporation shall retire such share and shall take all such actions as are necessary to eliminate from this Restated Certificate of Incorporation all references to the Special Voting Preferred Stock .

                         (vi) Transfers. A Permitted Holder shall not be
permitted to transfer the Special Voting Preferred Stock to any person other than a Permitted Holder. The

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certificate evidencing the Special Voting Preferred Stock shall contain a conspicuous legend setting such forth such transfer restriction.

                         (vii) Liquidation. Upon any liquidation, dissolution or
winding up of the Corporation, the holder of the outstanding share of Special Voting Preferred Stock shall be entitled to receive one cent ($.01) before the payment of any amounts to the holders of the Common Stock of the Corporation.

                  B. Pursuant to the authority conferred by this Article Four, the following series of Preferred Stock has been designated, such series consisting of such number of shares, with such voting powers and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions therefor as are stated and expressed in the exhibit with respect to such series attached hereto as specified below and incorporated herein by reference:

                  EXHIBIT A: Series A Junior Participating Preferred Stock

                  SECTION 2. COMMON STOCK. Each outstanding share of Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of the Corporation for their vote; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Restated Certificate of Incorporation (including any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to this Restated Certificate of Incorporation (including any Preferred Stock Designation).

                  Upon the effectiveness of this Restated Certificate of Incorporation, each issued and outstanding share of Class A Common Stock, par value one cent ($.01) per share, of the Corporation, shall automatically be reclassified, changed and converted into 1.770491804 shares of Common Stock and each 22,000,000 issued and outstanding shares of Class B Common Stock, par value one cent ($.01) per share, of the Corporation shall automatically be reclassified, changed and converted into one share of Special Voting Preferred Stock.

                  FIVE: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

                  A. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Restated Certificate of Incorporation or the Bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

                  B. Except as otherwise consistent with applicable statutory, regulatory and interpretive restrictions regarding foreign ownership or control of U.S. air carriers, at least two-thirds of the directors of the Corporation shall be "U.S. Citizens" (as defined in Article Eight, Section 1 hereof).

                  C. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

                  D. Upon and after such time (the "Trigger Date") as Continental Airlines and its Controlled Affiliates (as defined in this Subsection D of this Article Five) cease to own shares of capital stock of the Corporation representing more than fifty percent (50%) of the voting power of

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all of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders; provided, however, notwithstanding the foregoing, during such time as the holder of the Special Voting Preferred Stock shall be entitled to elect any SVPS Directors, the holder of the Special Voting Preferred Stock shall be entitled to act by written consent in all matters relating to the election of the SVPS Directors and all other matters with respect to which the holder of the Special Voting Preferred Stock is entitled to vote. For purposes of Article Four and Article Ten hereof and this Subsection D of this Article Five, the following terms shall have the following meanings:

                              (i) "Affiliate" means, as applied to a Person, any
other Person directly or indirectly controlling, controlled by, or under common control with, that Person.

                              (ii) "Control" (including, with correlative
meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.

                              (iii) "Controlled Affiliate" shall mean, with
respect to any Person (as defined in Article Eight), one or more of such Person's Affiliates that is directly or indirectly controlled by such Person.

                  E. Special meetings of stockholders of the Corporation may be called only by the Chairman of the Board or the President, or by the Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board. For purposes of this Restated Certificate of

Incorporation, the term "Whole Board" shall mean the total number of authorized directors regardless of whether there exist any vacancies in such authorized directorships.

                  F. Pursuant to Section 141(a) of the GCL, until the closing of the Corporation's first underwritten public offering of shares of Common Stock (the "IPO"), any "Award" (as defined in the ExpressJet Holdings, Inc. 2002 Stock Incentive Plan (the "2002 Plan")) under the 2002 Plan that may be made by the "Committee" (as defined in the 2002 Plan (the "2002 Plan Committee")) shall be made by the Human Resources Committee of the Board of Directors of Continental Airlines as constituted from time to time (the "HR Committee") (or any successor committee of the Board of Directors of Continental Airlines having substantially the same authority as the HR Committee as of January 1, 2002 or, if there is no such committee, then the Board of Directors of Continental Airlines), and not by the Board of Directors of the Corporation (or any committee thereof) unless and to the extent that the HR Committee (or any successor thereto as provided above) shall determine, in a resolution duly adopted thereby, that any or all Awards under the 2002 Plan that may be made by the 2002 Plan Committee shall be made by the Board of Directors of the Corporation (or a duly authorized committee thereof, as determined by the Board of Directors of the Corporation). After the closing of the IPO, Awards shall be made as provided in the 2002 Plan.

                  SIX:

                  A. Subject to the rights of the holders of any series of Preferred Stock (other than the Special Voting Preferred Stock) to elect additional directors under specified circumstances, for so long as the holder of the Special Voting Preferred Stock is entitled to elect any SVPS Directors, the number of directors shall be nine unless otherwise approved by the holder of the Special Voting Preferred Stock; provided, however, that from and after such time as the Special

Voting Preferred Stock is no longer entitled to elect any SVPS Directors, the number of directors shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the Whole Board. The directors, other than those who may be elected by the holders of any series of Preferred Stock under specified circumstances (including, without limitation, the SVPS Directors), shall be divided into three classes, with the term of office of the first class to expire at the Corporation's first annual meeting of stockholders after the directors are first elected to such classes, the term of office of the second class to expire at the Corporation's second annual meeting of stockholders after the directors are first elected to such classes and the term of office of the third class to expire at the Corporation's third annual meeting of stockholders after the directors are first elected to such classes, with each director to hold office until his or her successor shall have been duly elected and qualified. At each annual meeting of stockholders, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election, with each director to hold office until his or her successor shall have been duly elected and qualified.

                  B. Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall, unless otherwise required by law or by resolution of the Board of Directors, be filled only by a majority vote of the directors then in office, though less than a quorum (and not by stockholders), and directors so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been chosen expires and until such director's successor shall have been duly elected and qualified. No decrease in the authorized number of directors shall shorten the term of any incumbent director.

                  C. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

                  D. Subject to the rights of the holders of any series of Preferred Stock then outstanding, any director, or the entire Board of Directors, may be removed from office at any time, with or without cause, by the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class; provided, however, that from and after the Trigger Date, such removal may only be for cause by the affirmative vote of the holders of at least eighty percent (80%) of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

                  SEVEN: The Board of Directors is expressly empowered to adopt, amend or repeal Bylaws of the Corporation. Any adoption, amendment or repeal of the Bylaws of the Corporation by the Board of Directors shall require the approval of a majority of the Whole Board. The stockholders shall also have power to adopt, amend or repeal the Bylaws of the Corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Restated Certificate of Incorporation, the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to so adopt, amend or repeal any provision of the Bylaws of the Corporation; provided, however, that from and after the Trigger Date, the affirmative vote of the

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holders of at least eighty percent (80%) of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to so adopt, amend or repeal any provision of the Bylaws of the Corporation.

                  EIGHT:

                  SECTION 1. LIMITATION OF VOTING RIGHTS. Notwithstanding anything to the contrary contained in this Restated Certificate of Incorporation, at no time shall shares of capital stock of the Corporation be voted by, or at the direction of, Persons ("Non-U.S. Citizens") who are not "citizens of the United States" as defined in 49 U.S.C. 40102(a)(15), as now in effect or as it may hereafter from time to time be amended ("U.S. Citizens"), unless such shares are registered on the separate stock record maintained by the Corporation for the registration of ownership of Voting Stock, as defined in the Bylaws, by Non-U.S. Citizens.

                  SECTION 2. BYLAWS, ETC.

                  A. The Bylaws of the Corporation may contain provisions to implement the requirements of this Article Eight.

                  B. All shares of Common Stock or any other Voting Stock of the Corporation are subject to the restrictions set forth in this Article Eight.

                  C. A majority of the directors of the Corporation shall have the exclusive power to determine all matters necessary to determine compliance with this Article Eight; and the good faith determination of a majority of the directors on such matters shall be conclusive and binding for all the purposes of this Article Eight.

                  SECTION 3. BENEFICIAL OWNERSHIP INQUIRY.

                  A. The Corporation may by notice in writing (which may be included in the form of proxy or ballot distributed to stockholders of the Corporation in connection with the annual meeting (or any special meeting) of the stockholders of the Corporation, or otherwise) require a Person that is a holder of record of equity securities of the Corporation or that the Corporation knows to have, or has reasonable cause to believe has, Beneficial Ownership of equity securities of the Corporation to certify in such manner as the Corporation shall deem appropriate (including by way of execution of any form of proxy or ballot by such Person) that, to the knowledge of such Person:

                         (i) all equity securities of the Corporation as to
which such Person has record ownership or Beneficial Ownership are owned and controlled only by U.S. Citizens; or

                         (ii) the number and class or series of equity
securities of the Corporation owned of record or Beneficially Owned by such Person that are owned or controlled by Non-U.S. Citizens are as set forth in such certificate.

                  As used in Article Four hereof and this Article Eight, "Beneficial Ownership," "Beneficially Owned," "Owned Beneficially" or "Beneficially Owns" refers to beneficial ownership as defined in Rule 13d-3 (without regard to the 60-day provision in paragraph (d)(1)(i) thereof) under the Securities Exchange Act of 1934, as amended. As used in this Restated Certificate of Incorporation, "Person" means an individual, partnership, corporation, business trust, joint stock company, limited liability company, unincorporated association, joint venture or other entity of whatever nature.

                  B. With respect to any equity securities identified by such Person in response to Section 3(a)(ii) of this Article Eight, the Corporation may require such Person to provide such

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further information as the Corporation may reasonably require in order to implement the provisions of this Article Eight.

                  C. For purposes of applying the provisions of this Article Eight with respect to any equity securities of the Corporation, in the event of the failure of any Person to provide the certificate or other information to which the Corporation is entitled pursuant to this Section 3, the Corporation shall presume that the equity securities in question are owned or controlled by Non-U.S. Citizens.

                  NINE: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the GCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the GCL, as so amended.

                  Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification. All references in this Article Nine to a director shall also be deemed to refer to any such director acting in his or her capacity as a Continuing Director (as defined in Article Thirteen).

                  TEN:

                  A. If Continental Airlines or any of its Affiliates (collectively, "Parent") or any director or officer of the Corporation who is a director, officer or employee of Parent acquires knowledge of a potential transaction or matter which may be a Competitive Opportunity or otherwise is then exploiting any Competitive Opportunity, the Corporation shall have no interest in, and no expectation that, such Competitive Opportunity be offered to it, any such interest or expectation being hereby renounced so that Parent and such individuals (1) shall (i) have no duty to communicate or present such Competitive Opportunity to the Corporation and (ii) have the right to hold any such Competitive Opportunity for Parent's (and its officers', directors', agents', stockholders', members', partners', Affiliates' or Subsidiaries') own account and benefit; or to recommend, assign or otherwise transfer or deal in such Competitive Opportunity to Persons other than the Corporation or any Affiliate of the Corporation and (2) cannot be, and shall not be, liable to the Corporation or its stockholders for breach of any fiduciary duty as a stockholder, officer or director of the Corporation or otherwise by reason of the fact that Parent or any such individual pursues or acquires such Competitive Opportunity for Parent, directs, sells, assigns or otherwise transfers or deals in such Competitive Opportunity to another Person, or does not communicate information regarding such Competitive Opportunity to the Corporation.

                  B. For purposes of this Article Ten, the following terms shall have the following meanings:

                         (i) "Capital Stock" of any Person means any and all
shares, interests, rights to purchase, options, warrants, participation or other equivalents of or interest in (however designated) the equity of such Person, including any preferred stock.

                         (ii) "Competitive Opportunity" means an investment or
business opportunity or prospective economic or competitive advantage in which the Corporation could have an interest or expectancy.

                         (iii) "Subsidiary" of any Person means any other Person
of which more than fifty percent (50%) of the total Voting Power thereof or the Capital Stock thereof is at the time owned or controlled, directly or indirectly, by the first Person and/or one or more of its Subsidiaries.

                         (iv) "Voting Power" means, as of the date of
determination, the voting power in the general election of directors, managers or trustees, as applicable.

                  ELEVEN: The Corporation elects not to be governed by Section 203 of the GCL.

                  TWELVE: The Corporation shall indemnify, to the full extent permitted by the laws of the State of Delaware as from time to time in effect, each director and officer of the Corporation, and may indemnify each employee and agent of the Corporation, and all other persons whom the Corporation is authorized to indemnify under the provisions of the GCL.

                  THIRTEEN: The Board of Directors is expressly authorized to cause the Corporation to issue rights pursuant to Section 157 of the GCL and, in that connection, to enter into any agreements necessary or convenient for such issuance, and to enter into other agreements necessary and convenient to the conduct of the business of the corporation. Any such agreement may include provisions limiting, in certain circumstances, the ability of the Board of Directors of the Corporation to redeem the securities issued pursuant thereto or to take other action thereunder or in connection therewith unless there is a specified number or percentage of Continuing Directors then in office. Pursuant to Section 141(a) of the GCL, the

Continuing Directors shall have the power and authority to make all decisions and determinations, and exercise or perform such other acts, that any such agreement provides that such Continuing Directors shall make, exercise or perform. For purposes of this Article Thirteen and any such agreement, the term, "Continuing Directors," shall mean (1) those directors who were members of the Board of Directors of the Corporation at the time the Corporation entered into such agreement and any director who subsequently becomes a member of the Board of Directors, if such director's nomination for election or appointment to the Board of Directors is recommended or approved by the majority vote of the Continuing Directors then in office and (2) such other members of the Board of Directors, if any, designated in, or in the manner provided in, such agreement as Continuing Directors.

                  FOURTEEN: The Corporation reserves the right to amend or repeal any provision contained in this Restated Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation; provided, however, that, notwithstanding any other provision of this Restated Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of the Corporation required by law or by this Restated Certificate of Incorporation, the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal this Article Fourteen, Sections D or E of Article Five, Article Six, Article Seven, Article Nine, Article Ten, Article Eleven, Article Twelve or Article Thirteen; provided, however, that from and after the Trigger Date, the affirmative vote of the holders of at least eighty percent (80%) of the voting power of all of the then-outstanding shares of the capital stock of the

Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal this Article Fourteen, Sections D or E of Article Five, Article Six, Article Seven, Article Nine, Article Ten, Article Eleven, Article Twelve or Article Thirteen.

                  IN WITNESS WHEREOF, this Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of the Restated Certificate of Incorporation of the Corporation, and which has been duly adopted in accordance with Section 242 and 245 of the GCL, has been executed by its duly authorized officer this _____ day of ______________ , 2002.

                                                     EXPRESSJET HOLDINGS, INC.

                                                     By:
                                                        ------------------------
                                                        Scott R. Peterson
                                                        Secretary

                                                                       EXHIBIT A

                  SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

         Section 1. Designation and Amount. The shares of this series shall be designated as "Series A Junior Participating Preferred Stock" (the "Series A Preferred Stock") and the number of shares constituting the Series A Preferred Stock shall be 100,000. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series A Preferred Stock.

         Section  2. Dividends and Distributions.

               (A) Subject to the rights of the holders of any shares of any series of Preferred Stock (or any other stock) ranking prior and superior to the Series A Preferred Stock with respect to dividends, the holders of shares of Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the last day of March, June, September and December in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Preferred Stock, in an amount (if any) per share (rounded to the nearest cent), subject to the provision for adjustment hereinafter set forth, equal to 1000 times the aggregate per share amount of all cash dividends, and 1000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of Common Stock, par value $.01 per share (the "Common Stock"), of the Corporation or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred Stock. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

               (B) The Corporation shall declare a dividend or distribution on the Series A Preferred Stock as provided in paragraph (A) of this Section immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock).

               (C) Dividends due pursuant to paragraph (A) of this Section shall begin to accrue and be cumulative on outstanding shares of Series A Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.

         Section 3. Voting Rights. The holders of shares of Series A Preferred Stock shall have the following voting rights:

               (A) Subject to the provision for adjustment hereinafter set forth, each share of Series A Preferred Stock shall entitle the holder thereof to 1000 votes on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of votes entitled to be cast by the holders of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of votes entitled to be cast by the holders of shares of Common Stock that were outstanding immediately prior to such event.

               (B) Except as otherwise provided in the Restated Certificate of Incorporation, including any other Certificate of Designation creating a series of Preferred Stock or any similar stock, or by law, the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock and any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

               (C) Except as set forth herein, or as otherwise required by law, holders of Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

         Section 4. Certain Restrictions.

               (A) Whenever quarterly dividends or other dividends or distributions payable on the Series A Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

                    (i) declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock;

                    (ii) declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except dividends paid ratably on the Series A Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled; or

                    (iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock; provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (as to dividends and upon dissolution, liquidation or winding up) to the Series A Preferred Stock.

               (B) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

         Section 5. Reacquired Shares. Any shares of Series A Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. The Corporation shall take all such actions as are necessary to cause all such shares to become authorized but unissued shares of Preferred Stock that may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth herein or in the Restated Certificate of Incorporation, including any Certificate of Designation creating a series of Preferred Stock or any similar stock, or as otherwise required by law.

         Section 6. Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Corporation, the holders of shares of Series A Preferred Stock shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 1000 times the aggregate amount to be distributed per share to holders of shares of Common Stock plus an amount equal to any accrued and unpaid dividends. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

         Section 7. Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of Series A Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share, subject to the provision for adjustment hereinafter set forth, equal to 1000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

         Section 8. Amendment. The Restated Certificate of Incorporation shall not be amended in any manner, including in a merger or consolidation, which would alter, change, or repeal the powers, preferences or special rights of the Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock, voting together as a single class.

         Section 9. Rank. The Series A Preferred Stock shall rank, with respect to the payment of dividends and upon liquidation, dissolution and winding up, junior to all series of Preferred Stock.